Exhibit 4.9

                                                             EXECUTION COPY

                        AMENDMENT NO. 3 TO GUARANTY


      AMENDMENT NO. 3 TO GUARANTY ("Amendment No. 3"), dated as of December 2, 1999, from RITE AID CORPORATION, a Delaware corporation (the
"Guarantor"), to RAC LEASING LLC, a Wyoming limited liability company (the "Lessor").

      WHEREAS, the Lessor and Rite Aid Realty Corp. (the "Lessee") entered into a Master Lease and Security Agreement dated as of March 19, 1998, as amended by Amendment No. 1, dated as of June 22, 1998, and as further amended by Amendment No. 2, dated as of October 25, 1999 (as so amended, the "Lease"); and

      WHEREAS, the Guarantor and the Lessor entered into a Guaranty, dated as of March 19, 1998, as amended by Amendment No. 1, dated as of June 22, 1998, and as further amended by Amendment No. 2, dated as of October 25, 1999 (as so amended, the "Guaranty"); and

      WHEREAS, the Guarantor and the Lessor now desire to further amend the Guaranty; and

      WHEREAS, capitalized terms used but not defined herein shall have the respective meanings given to such terms in Appendix I to the Lease.

      NOW, THEREFORE, in consideration of the mutual covenants herein contained and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

      Section 1. Amendments to Guaranty. Annex A to the Guaranty is hereby amended as follows:

      (a) The following new definition is added to the definition section of Annex A in its appropriate alphabetical position:

            "LIFO Adjustments" means, for any period, the net adjustment to costs of goods sold for such period required by the Guarantor's LIFO inventory method, determined in accordance with generally accepted accounting principles.

      (b) The following definitions contained in Annex A are amended to read in their entirety as follows:

            "Consolidated EBITDA" means, for any period, Consolidated Net Income for such period, plus (a), to the extent deducted in determining Consolidated Net Income for such period, the aggregate amount of (i) Consolidated Interest Charges, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) LIFO Adjustments, (v) store closing expenses and (vi) any other nonrecurring charge to the extent such nonrecurring charge does not involve any cash expenditure during such period, less (b), to the extent not deducted in determining Consolidated Net Income for such period, the aggregate amount of (i) any cash expenditure during such period in connection with which a nonrecurring charge was taken in any prior period and (ii) LIFO Adjustments.

            "Consolidated Net Income" means, for any period, the net income (or loss) of the Guarantor and its Consolidated Subsidiaries (exclusive of (a) extraordinary items of gain or loss, (b) any gain or loss in connection with any sale of assets other than sales of inventory in the ordinary course of business, but in the case of loss only to the extent that such loss does not involve any cash expenditure during such period and (c) the Guarantor's share of the net income (or loss) of drugstore.com), determined on a consolidated basis for such period.

            "Consolidated Net Worth" means at any date the consolidated stockholders' equity of the Guarantor and its Consolidated Subsidiaries determined as of such date; provided that such consolidated stockholders' equity shall be adjusted to exclude the effect of items which have been excluded from Consolidated Net Income for any period commencing after August 28, 1999 by reason of the parenthetical phrase contained in the definition of such term. Consolidated Net Worth includes the Guarantor's 8% Convertible Pay-In-Kind Preferred Stock.

            "Consolidated Rent" means, for any period, the consolidated rental expense of the Guarantor and its Consolidated Subsidiaries for such period, and including in any event rental costs of closed stores for such period whether or not reflected as an expense in the determination of Consolidated Net Income for such period.

            "Credit Agreement" means the Amended and Restated Credit Agreement dated as of October 25, 1999, as amended by Amendment No. 1, dated as of December 2, 1999, among Rite Aid Corporation, the banks from time to time parties thereto and Morgan Guaranty Trust Company of New York, as Agent, without giving effect to any amendments or waivers thereof made by the requisite parties thereunder after December 2, 1999 unless expressly consented to by the Required Participants.

            "1999 Facility" means the $1,300,000,000 Term Loan Agreement dated as of October 25, 1999, as amended by Amendment No. 1, dated as of December 2, 1999, among Rite Aid Corporation, the banks listed therein and Morgan Guaranty Trust Company of New York, as Agent, without giving effect to any amendments or waivers thereof made by the requisite parties thereunder after December 2, 1999 unless expressly consented to by the Required Participants.

      (c) Section 1.12 of Annex A is amended to read in its entirety as follows:

            "SECTION 1.12 Capitalization Leverage Ratio. At no time shall the ratio of (i) Consolidated Debt at such time to (ii) Total Capital at such time, exceed 0.695; provided that upon any sale of the capital stock of PCS, such maximum ratio shall be reset at the level which produces the result that the amount of additional Debt that the Guarantor may incur within the limits of this ratio immediately after giving effect to such sale and the repayment of any Debt required in connection therewith is equal to the amount of additional Debt that the Guarantor could incur within the limits of this ratio immediately before giving effect to such sale and the repayment of any Debt required in connection therewith."

      (d) Section 1.13 of Annex A is amended to read in its entirety as follows:

            "SECTION 1.13. Limitation on Debt. The Guarantor will not, and will not permit any of its Subsidiaries to, incur or at any time be liable with respect to any Debt except:

            (a)  Debt under the Credit Agreement or the 1999 Facility;

            (b)  Debt outstanding on December 2, 1999;

            (c) Debt incurred to refinance Debt referred to in clause (a) or clause (b) above, provided that the amount thereof that is at the time outstanding or committed is not increased and the maturity thereof is not shortened; and

            (d) Debt not permitted by clauses (a), (b) and (c) above in an aggregate principal amount at any time outstanding not to exceed $25,000,000."

      (f) Section 1.14 of Annex A is amended to read in its entirety as follows (including the table following the end of the quotation marks:

            "SECTION 1.14. Fixed Charge Coverage. At no time during any period set forth below shall the Fixed Charge Coverage Ratio be less than the ratio set forth below opposite such period:"



Fiscal Quarter Ending on or                      Ratio
Closest to:

November 30, 1999                                 1.35

February 29, 2000                                 1.30

May 31, 200 and thereafter                        1.25



      Section 2. Amendment Fee. In consideration of the Required Participants' consent to this Amendment No. 3, concurrently with the execution and delivery of this Amendment No. 3, and as a condition precedent to the effectiveness of this Amendment No. 3, the Guarantor shall pay an amendment fee (the "Amendment Fee") to the Liquidity Agent in an amount equal to 0.25% of $115,000,000 for the ratable benefit of the Lenders and the Lessor. Such fee is payable in full on the date hereof by wire transfer of immediately available funds to an account to be designated by the Liquidity Agent. The Guarantor hereby agrees that the amendment fee have been fully earned and once paid are nonrefundable.

      Section 3. Conditions Precedent. This Amendment No. 3 shall become effective when the following conditions are met: (i) the Liquidity Agent shall have received the Amendment Fee in accordance with Section 2 of this Amendment No. 3; (ii) the Liquidity Agent shall have received from each of the Guarantor and the Required Participants a duly executed counterpart hereof; and (iii) the Guarantor shall have satisfied all of the conditions precedent to each of (x) Amendment No. 1 to the Credit Agreement and (y) Amendment No. 1 to the 1999 Facility.

      Section 4. Representations and Warranties. The Guarantor hereby represents and warrants that (a) each of the representations and warranties made in Section 4 of the Guaranty are true and correct with the same force and effect as though made on and as of the date of this Amendment No. 3, except (i) to the extent that any such representations or warranties expressly relate to an earlier date, such representations and warranties were true and correct on and as of such earlier date, (ii) with respect to the representation set forth in Section 4(d) and (e) of the Guaranty, such representation is true and correct on and as of the date hereof as if made on and as of the date hereof except to the extent set forth in the Information (as defined in Annex A) and (iii) with respect to the representation set forth in Section 4(f) of the Guaranty, such representation is true and correct on and as of the date hereof as if made on and as of the date hereof except to the extent set forth in the Guarantor's 1999 Annual Report on Form 10-K for the fiscal year ended February 27, 1999, and (b) no Default or Event of Default has occurred and is continuing.

      Section 5. Continuing Effect. Except as expressly modified and amended hereby, the Guaranty remains unchanged and in full force and effect in all respects. As expressly modified and amended hereby, the Guarantor hereby ratifies and reaffirms the Guaranty.

      Section 6. Governing Law. THIS AMENDMENT NO. 3 SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

      Section 7. Counterparts. This Amendment No. 3 may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Amendment No. 3.

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on next page.]







      IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment No. 3 to be executed by their officers thereunto duly authorized as of the date first above written.

                                   RITE AID CORPORATION,
                                   as Guarantor



                                   By:__________________________________
                                      Name:
                                      Title:

Acknowledged and Agreed:

RAC LEASING LLC

By: The Diversified Group Incorporated


By:__________________________________
Name:
Title: